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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SureWest Communications
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUREWEST COMMUNICATIONS
200 Vernon Street
Roseville, California 95678

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications to be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California, on Tuesday, May 13, 2008 at 10:00 a.m.

        As we do at each annual meeting of our shareholders, officers will present reports on the various activities of SureWest Communications and its subsidiaries, and about our financial performance. At the meeting, you will be deciding who will serve as the Company's directors until the next annual meeting. The Board of Directors recommends that you vote your shares in favor of the election of directors identified as nominees in the Proxy Statement and in favor of ratifying the Board's selection of Ernst and Young LLP as the Company's independent registered accounting firm for fiscal year 2008. Shareholders may vote one of three ways:

  •
  By Mail: Fill in, date and mail your proxy card.

  •
  By Telephone: Call (800) 776-9437

  •
  By Internet: Go to www.voteproxy.com to vote on the internet

        Your vote is important, and whether or not you plan to attend the meeting, I hope you will vote as soon as possible.

        We encourage you to help us save costs by looking carefully at page 31 of the Proxy Statement on which we describe the process by which we can reduce the number of copies of proxy materials sent to the same address.

        Thank you for your continued support.

Sincerely yours,
KIRK C. DOYLE Chairman of the Board

SUREWEST COMMUNICATIONS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

        The Annual Meeting of Shareholders of SureWest Communications (hereinafter called the Company) will be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California, on Tuesday, May 13, 2008 at 10:00 a.m., for the following purposes:

        1.     To elect a Board of seven (7) Directors; and

        2.     To ratify the appointment of Ernst and Young LLP as the Company's independent registered public accountants for 2008; and

        3.     To transact such other business as may properly come before the meeting.

        Only shareholders of record on the books of the Company as of 5:00 p.m., March 18, 2008 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

DARLA J. YETTER Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
AS BY TELEPHONE OR BY MAILING THE ENCLOSED PROXY CARD.

Roseville, California,
March 28, 2008

SUREWEST COMMUNICATIONS
200 Vernon Street
Roseville, California 95678
March 28, 2008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

        This Proxy Statement contains information relating to the annual meeting of shareholders and to solicit proxies by the Board of Directors of SureWest Communications (hereinafter called the Company) for the Annual Meeting of Shareholders to be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California on May 13, 2008 at 10:00 a.m., or any adjournment thereof. For information on how to vote your shares, see the instructions included on the enclosed proxy card or instruction form. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person. What follows immediately below is information about SureWest's Corporate Governance (page 1), Board of Director matters (page 3), Compensation matters (page 7), Audit matters (page 28) and Voting matters (page 30) and information about submitting shareholder proposals.

The approximate date of mailing to shareholders of the Notice of Annual Meeting and this Proxy Statement is March 28, 2008.

TABLE OF CONTENTS

CORPORATE GOVERNANCE	1
Audit Committee	1
Compensation Committee	1
Nominating and Governance Committee	2
Corporate Governance Guidelines	2
Corporate Governance Documents	3
BOARD OF DIRECTOR MATTERS	3
Contacting the Board of Directors	3
Director Nomination Process	3
Director Independence	3
Code of Conduct	4
Related Party Transactions Policies and Procedures	4
Certain Relationships and Related Party Transactions	5
Security Ownership of Certain Beneficial Owners and Management	5
COMPENSATION MATTERS	7
Compensation Discussion and Analysis	7
Summary Compensation Table	15
Equity Awards	16
Pension Benefits	22
Potential Payment on Termination or Change in Control	23
Separation	24
Individual Employment Agreements	24
Change in Control	24
Death or Disability	26
Director Compensation	26
AUDIT MATTERS	28
Report of the Audit Committee of the Board of Directors	28
Independent Registered Public Accounting Firm	29
VOTING MATTERS	30
Election of Directors	31
Ratification of Appointment of Independent Registered Public Accountants	32
Cost of Solicitation	33
Other Matters	33
Submission of Shareholder Proposals	33

CORPORATE GOVERNANCE

        There are currently seven members of the Board of Directors. The Board conducts its business through meetings of the Board and the following committees: Audit, Compensation, Nominating and Governance, and Transactions and Finance. The committees report regularly on their activities and actions to the full Board. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent considered appropriate to assist it in its work. Each of the committees has adopted and operates under a written charter. The charters for the Audit, Compensation, and Nominating and Governance committees are available on the Company's website at www.surewest.com (also accessible at www.surw.com) in the investor relations section. Printed copies of the charters are also available without charge by sending a written request to Investor Relations, SureWest Communications, P. O. Box 969, Roseville, California 95661.

        The Board met fifteen times in 2007. Each Director attended at least 75 percent of all meetings of the Board and all committees of which he is a member. Executive sessions of independent Directors are held at least four times each year. There were six meetings of independent Directors in 2007. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee. All Directors are also expected to attend the Annual Meeting of Shareholders.

Audit Committee

        The Company's Audit Committee is composed of Messrs. Kittredge, Roberts and Valine, each of whom meets the independence and financial literacy standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and the Company's own Corporate Governance guidelines. Mr. Kittredge, who currently serves as Chairman of the Audit Committee, is qualified as an independent "audit committee financial expert" under the rules adopted by the SEC pursuant to requirements of the Sarbanes-Oxley Act.

        The Audit Committee is responsible for oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with various other laws and regulations. The principal functions of the Audit Committee are to (i) appoint and engage the independent registered public accounting firm, (ii) review the scope of the audit and the audit procedure and non-audit services to be utilized and related fees, (iii) review with the independent registered public accounting firm and internal auditors the effectiveness of accounting and financial controls, and the adequacy of internal controls over financial reporting, (iv) discuss with the independent registered public accounting firm the results of their audit and review the Company's financial statements to be presented to shareholders to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements, and (v) review independent registered public accounting firm independence issues and the adequacy of the Audit Committee Charter. The Audit Committee is also responsible for the preparation of the Audit Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee Charter is available on the Company's website at http://www.surw.com/ir/corpgov/acc.php. The Audit Committee met seven times during 2007, and met in executive session at three of those meetings.

Compensation Committee

        The Company's Compensation Committee is composed of Messrs. Roberts, Taron and Gibson, each of whom meets the independence standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and the Company's own Corporate Governance guidelines. Mr. Roberts is the Chairman. A copy of the Compensation Committee Charter is available on the Company's website at http://www.surw.com/ir/corpgov/ccc.php. The Compensation Committee met ten times during 2007, and met in executive session at five of those meetings.

        The Compensation Committee is responsible for the development of compensation strategy for the Named Executive Officers identified in the Summary Compensation Table below, review of the performance of each Named Executive Officer, review of each element of compensation for the Named Executive Officers, including review and approval of adjustments to base salary, review and approval of the criteria for granting of performance bonuses to the Named Executive Officers, determination of the amount of each performance bonus payable to each Named Executive Officer (in accordance with the applicable plan), and determination of the type and amount of any long-term incentive award to be granted to a Named Executive Officer. The Compensation Committee also is responsible for the preparation of the Compensation Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission.

        To assist it in its efforts, the Compensation Committee engaged Hewitt Associates directly as its compensation advisor for the most recently completed fiscal year. In 2007, Hewitt Associates assisted the Committee in identifying the appropriate peer group for compensation purposes, supplemented the peer group compensation data (base salary, annual and long-term incentives) developed by Company personnel, and provided data and information on non-employee Director compensation.

        In fulfilling its responsibilities, the Compensation Committee reviews recommendations made by the President and Chief Executive Officer for base salary increases for all of the Named Executive Officers other than himself, recommendations by the President and Chief Executive Officer and Senior Vice President and Chief Operating Officer for the measures and related goals to be used in determining annual performance bonuses for a fiscal year, and recommendations by the President and Chief Executive Officer for proposed long-term incentive awards to the Named Executive Officers other than for himself. The Compensation Committee reviews relevant data and recommendations, and makes all final decisions regarding compensation for the Company's Named Executive Officers.

Nominating and Governance Committee

        The Company's Nominating and Governance Committee is composed of Messrs. Taron, Gibson and Valine, each of whom meets the same independence requirements that apply to the Audit and Compensation Committees described above. Mr. Taron is the Chairman. The purposes of the Nominating and Governance Committee are to (i) develop policies relating to the size and composition of the Board of Directors, (ii) oversee evaluation of the performance of the Board, (iii) review and make recommendations regarding succession planning for senior management positions, (iv) recommend nominees to the Board of Directors, and (v) review and make periodic recommendations concerning the Company's corporate governance policies. The Nominating and Governance Committee will consider recommendations for nominees for directorship submitted by shareholders as described below. A copy of the Nominating and Governance Committee Charter is available on the Company's website at http://www.surw.com/ir/corpgov/ngcc.php. The Nominating and Governance Committee met four times during 2007.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines which are available at www.surewest.com in the investor relations section of the website. The Board is committed to adopting and maintaining good business practices, transparency in financial reporting and the highest level of corporate governance. The Guidelines address various governance matters including Board composition, independence, Board meetings, shareholder communications, Board committees, Board evaluation and succession planning, and continuing education. The Board is committed to periodically reviewing the Guidelines to insure conformity and compliance with all requirements of the Sarbanes-Oxley Act, related SEC rules and regulations, and all Nasdaq listing standards.

Corporate Governance Documents

        The Company's website address is www.surewest.com, and the following corporate governance documents are posted on the website (also accessible at www.surw.com):

  Audit Committee Charter
  Compensation Committee Charter
  Nominating and Governance Committee Charter
  Corporate Governance Guidelines
  Code of Ethics and Business Conduct
  Related Party Transactions Policies and Procedures

        The foregoing documents are also available in print upon request to Investor Relations, SureWest Communications, P.O. Box 969, Roseville, California 95661. None of the information contained on the website is incorporated by reference in, or considered to be a part of, this document.

BOARD OF DIRECTOR MATTERS

Contacting the Board of Directors

        Any shareholder may contact the Board of Directors electronically by sending an email to the following address: surewestboard@surewest.com. Alternatively, a shareholder can contact the Board by writing to: Board of Directors, SureWest Communications, P.O. Box 969, Roseville, California 95661. Communications received electronically or in writing are distributed to the members of the Board as appropriate, depending on the facts and circumstances outlined in the communication. For example, complaints regarding accounting, internal accounting controls and auditing matters are forwarded by the Secretary to the Chairman of the Audit Committee for review.

Director Nomination Process

        The Nominating and Governance Committee is responsible for recommending to the Board Director candidates for nomination and election. Nominees for the Board must be committed to enhancing long-term shareholder value, and must demonstrate a high level of personal and professional ethics, sound business judgment, and integrity. The Board's policy is to encourage selection of Directors who will contribute to the Company's overall performance and corporate goals.

        The Nominating and Governance Committee will periodically review the skills and characteristics necessary for board membership. These factors may include business experience, diversity, knowledge or experience in technology, finance, marketing, financial reporting and other areas. In evaluating potential candidates, the Nominating and Governance Committee considers these various factors in light of the specific needs of the Board at the time. The Nominating and Governance Committee will consider candidates recommended by shareholders applying the criteria described above, provided that the recommending shareholder submits, in writing, the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of ownership of Company stock. Written communications should be sent to the Nominating and Governance Committee, c/o Corporate Secretary, SureWest Communications, P.O. Box 969, Roseville, California 95661.

Director Independence

        The Company's common stock is listed on the Nasdaq Global Market. A majority of Directors are "independent directors" within the meaning of the Nasdaq corporate governance and listing standards, Securities and Exchange Commission standards, and the Company's own Corporate Governance guidelines. A Director does not qualify as an independent director under these standards and guidelines if the Director (or any member of the Director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. Five of the Company's seven Directors have no direct or indirect relationships with the Company that would impair their independence, and are therefore independent within the meaning of all the above standards. Arrangements or Transactions considered in this analysis are discussed in detail in the section entitled "Certain Relationships and Related Party Transactions."

        Each of the following non-employee Directors is independent, and has no material relationship with the Company, except as a Director and shareholder:

  Guy R. Gibson
  Robert D. Kittredge
  John R. Roberts III
  Timothy D. Taron
  Roger J. Valine

        Under the foregoing standards, Kirk C. Doyle, as the Chairman, and Steven C. Oldham, as the President and Chief Executive Officer, are not independent because Mr. Oldham is an employee of the Company and Mr. Doyle was an employee of the Company within the last three years.

Code of Conduct

        The Board has approved and adopted a Code of Ethics and Business Conduct. This code is designed to assist Directors and employees in analyzing and resolving ethical issues in an increasingly complex business environment. This code applies to all Directors and employees and covers various topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the code is available at the Company's corporate governance website located at http://www.surw.com/ir/corpgov/Code_of_Ethics_Business_Conduct.php. Any amendment to or waiver of the provisions of the code with respect to any of our Directors or executive officers is also posted on that website. Please note, however, that information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

Related Party Transactions Policies and Procedures

        Any transaction between the Company or any of its affiliates and related persons within the meaning of SEC rules and guidelines (including all Directors and executive officers of the Company, or members of their immediate family) must be approved in advance by the Audit Committee of the Board of Directors, in accordance with the Company's "Related Party Transaction Policies and Procedures." Under these policies and procedures, the Audit Committee (or its Chairman, under some circumstances) reviews the relevant facts of any "Related Party" transaction, and in determining whether or not to approve the transaction, takes into account various factors including the extent of the Related Party's interest in the transaction, and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. No transaction is approved if it is inconsistent with, or detrimental to the best interests of the Company and its shareholders.

        No Director may participate in any discussion or approval of any transaction in which he or she or his or her immediate family member is a Related Party, except to provide to the Committee all material information relevant to the transaction.

        If a transaction is ongoing in nature, the Audit Committee will establish guidelines for Company management to follow with respect to its ongoing dealings with the Related Party. Thereafter, the Audit Committee, at least annually, will review and assess the ongoing transaction with the Related Party to assure compliance with all Company guidelines and that the transaction remains appropriate.

        Under the policies and procedures, a "Related Party Transaction" is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the aggregate amount involved will or may be expected to exceed $25,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest. A "Related Party" is (i) any person who is, or was since the beginning of the Company's last fiscal year, an executive officer, Director or nominee for election as a Director, (ii) a greater than 5% beneficial owner of Company Common Stock, (iii) an immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

        The Company does not have any Related Party transactions other than certain severance and change in control arrangements with certain of its executives, which are described and set forth in the sections below dealing with executive and Director compensation.

Certain Relationships and Related Party Transactions

  Compensation Committee Interlocks and Insider Participation

        During 2007, the following individuals served as members of our Compensation Committee: Guy R. Gibson, John R. Roberts III and Timothy D. Taron. None of these individuals have ever served as an officer or employee of the Company or has relationships with the Company except as described under "Other Transactions" below. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the SEC.

  Other Transactions

        During 2007, the Company has had, and expects to have in the future, telecommunications customer transactions to provide voice, data, video, wireless or similar services (or a combination of the services), in the ordinary course of business, with Directors, executive officers, their immediate family members and their associates, on substantially the same terms as those prevailing at the same time for comparable transactions with unaffiliated customers.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information concerning the beneficial ownership of Common Stock for any person or group of persons, the Company knows of, as of December 31, 2007, that beneficially owned more than 5% of Company Common Stock. The information below is based upon public filings made with the Securities and Exchange Commission. These filings contain information as of December 31, 2007, and may not reflect current holdings of the Company's Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,231,781	(1)	8.5%

(1)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP ("Dimensional") on December 31, 2007. The Schedule 13G/A provides that Dimensional has sole voting and investment power with respect to the shares of Common Stock. These securities are owned by investment companies, trusts and accounts (collectively "Funds") for which Dimensional serves as investment adviser or manager. Dimensional disclaims beneficial ownership of the Common Stock owned by the Funds.

        The following table contains information as of February 1, 2008 with respect to the beneficial ownership of Common Stock by (i) each Director and nominee for Director of the Company, (ii) each of the current executive officers of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group (including the named individuals). Unless otherwise noted, the persons as to whom the information is given had sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of Common Stock shown as beneficially owned.

Beneficial Ownership Table

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent
Fred A. Arcuri	72,105	*
Scott K. Barber	29,678	*
Bill M. DeMuth	70,546	*
Kirk C. Doyle(4)	137,063	*
Guy R. Gibson(5)	39,889	*
Philip A. Grybas	10,973	*
Robert D. Kittredge	7,322	*
Steven C. Oldham	44,619	*
John R. Roberts III	24,750	*
Timothy D. Taron(6)	21,436	*
Roger J. Valine	9,240	*
All Directors and Executive Officers as a group (18 persons including the named individuals above)	597,694	4.1%

*
Less than 1.0%

(1)
For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Arcuri—3,934 shares; Mr. Barber—1,785 shares; Mr. DeMuth—11,199 shares; Mr. Doyle—2,585 shares; Mr. Grybas—226 shares; and all executive officers as a group—28,548 shares.

(2)
Includes shares which the individuals shown have the right to acquire as of February 1, 2008, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Arcuri—39,500 shares; Mr. Barber—12,000 shares; Mr. DeMuth—33,500 shares; Mr. Doyle—10,000 shares; Mr. Roberts—11,250 shares; Mr. Taron—10,000 shares; and all Directors and executive officers as a group—169,066 shares.

(3)
Includes beneficial ownership of the following number of shares of Common Stock underlying restricted stock units (vested and unvested), as follows: Mr. Arcuri—5,018 shares; Mr. Barber—2,400 shares; Mr. DeMuth—5,018 shares; Mr. Gibson—3,916 shares; Mr. Kittredge—4,322 shares; Mr. Oldham—37,619 shares; Mr. Roberts—3,916 shares; Mr. Taron—4,736 shares; Mr. Valine—6,100 shares; and all Directors and executive officers as a group—81,228 shares.

(4)
Includes 20,496 shares held by Kirk C. Doyle as custodian for his children.

(5)
Includes 29,373 shares for which Mr. Gibson shares voting and investment power with his mother.

(6)
Includes 1,000 shares held in the Taron Family Irrevocable Trust and 4,450 shares held by Mr. Taron's retirement plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our Directors and executive officers complied during calendar year 2007 with the reporting requirement of Section 16(a) of the Securities Exchange Act of 1934, with the exception of the following: one late filed Form 3 and Form 4 for Marsha A. Young, and one late filed Form 3 and Form 4 for Timothy J. Dotson, who were not formally determined to be reporting Section 16 officers until after the required time for the filing of such forms, but all of which filings were promptly made after such determinations were made.

COMPENSATION MATTERS

Compensation Discussion and Analysis

  Our Objectives

        The principal objectives of the Company's executive compensation program are (1) to attract and retain for our shareholders the best talent available at reasonable cost, and (2) to motivate this executive talent to perform in a manner that maximizes shareholder value. We have found that the best way to implement both of these objectives is to provide an overall compensation package which provides our executives with (1) a fair and competitive amount of essentially "risk free" income (base pay), (2) additional "at risk" amounts for achieving short and long term targets and goals which we believe are closely tied to increasing shareholder value, and (3) special compensation tied to overall long term good performance. There is increasing demand in the marketplace for executives with the skills and experience necessary to lead complex organizations in rapidly changing markets. The Company believes it has adopted a compensation program to achieve its objectives of retaining, attracting and motivating executive talent in this increasingly competitive environment.

  What We Reward and Elements of Rewards

        The Company provides three basic components of compensation which it believes implements our main objectives: (1) base pay to provide a reliable source of income, (2) annual or short term incentive compensation to motivate superior short term performance (STI), and (3) long term compensation (LTI) that we believe enhances long term shareholder value by rewarding long term good performance, thereby encouraging continuity and retention in the executive ranks, and improving development of junior executives for effective succession planning. In order to remain competitive, we must be able to quickly respond to competitive forces, including competition for qualified executives. The Committee therefore continually evaluates compensation design and strategy. In order to assure that we obtain good performance, we hold each officer accountable for results through individual performance evaluations conducted by the CEO and reviewed by the Compensation Committee.

  Base Pay

        Base pay is designed to provide a basic, non-risk level of reliable periodic income in order to assure that our executives are reasonably compensated for their time and effort at market rates. This component of compensation is necessary to attract and retain executive talent. In order to insure that the Company is not overpaying its executives, and that compensation is set at reasonable levels, we target base pay at or around the 50th percentile of the relevant market for the general level of responsibility entrusted to each officer. In order to be sure that we are using the relevant market, and that we are, in fact, at or around the 50th percentile, we analyze compensation publicly reported by comparable companies for their executives, and the Compensation Committee also employs a national consulting firm with specific expertise in executive compensation to analyze compensation of executives at comparable companies both inside and outside our specific industry.

        Our information and analyses disclosed that base salaries for SureWest's executives were generally 6% to 10% below market median for our peer group, as described in the "Benchmarking" section below. At the same time, base pay for executives in our peer group increased an average of 5% in 2007. A few of our executives were already below market, therefore base pay increases for our five Named Executive Officers ranged from 0, for those already at market, to 21% for those who were substantially under market.

        In addition, individual performance evaluations are conducted for all our officers, as described above, which include an assessment of the achievement of pre-established performance targets, and progress towards development and demonstration of various characteristics of executive leadership, including strategic thinking, industry, market, and product knowledge, customer focus, teamwork, and innovation and imagination, all of which characteristics we believe drive performance and enhance shareholder value.

        Base pay adjustments took all the foregoing factors into account. Based on all the above, the CEO (who did not participate in recommending or making adjustments to his own salary) and the Committee made the following salary adjustments for calendar year 2007:

Named Executive Officer	Base Salary Adjustment for 2007

Steven C. Oldham	21.0	%(1)

Fred A. Arcuri	17.0	%(2)

Philip A. Grybas	0%

Bill M. DeMuth	2.4%

Scott K. Barber	13.5%

    (1)
    Oldham did not receive a base pay increase in 2006 and consideration was deferred until 2007.

    (2)
    Arcuri assumed responsibility for the combined sales and marketing functions of all divisions of the Company in mid-year 2006 and continuing throughout 2007. This additional responsibility for Arcuri meant the Company did not hire a sales executive to replace the prior vice president of sales.

        The Committee analyzed CEO base pay using the same general analyses described above including using data and information obtained from both internal sources and outside experts.

  Annual Incentive Compensation

        The second component of compensation, which we believe is also necessary to achieve our principal objectives, as discussed above, is annual incentive compensation. Annual incentive compensation is totally "at risk" and is intended to motivate our executives to achieve short term targets which we establish at, or very near the beginning of each calendar year, and which we believe, if achieved, would result in an immediate increase, or, in some cases, preservation of existing shareholder value.

        This component of compensation is necessary because by rewarding short term results, the Company believes it is able to focus and direct executive effort and energy on obtaining immediately needed results. As we do with base pay compensation, in order to insure that we are not overcompensating our executives for this component of compensation, we analyze the type and amount of annual incentive compensation publicly reported by companies in our peer group, (see discussion on Benchmarking below). The Compensation Committee also uses the national executive compensation consulting firm mentioned previously to analyze comparable companies and to verify that we are paying at or near the 50th percentile for this component of compensation.

        As noted in last year's proxy, SureWest did not pay out annual bonuses for any officers, including the Named Executive Officers, in 2006. The level of competition in the markets where we compete has been significantly increasing over the last few years. In response to this competition, targets and objectives were established to develop and deploy new technologies and products. Research and development efforts led by the chief technology officer required a new focused outreach beyond SureWest's historical sphere of operations. An example of this was a new midstream vendor relationship with an engineering firm in Poland, which ultimately led to a successful launch of a new Digital Video Recorder product in the fourth quarter of 2007.

        In addition, organic growth alone, while always a primary objective, is no longer adequate to meet our strategic growth objectives. Thus, part of the Company's annual incentive program included, in part, successful and profitable divestiture of non core assets, and reinvestment of proceeds in solid growth opportunities. Both of these objectives were achieved. In February 2007 the Company sold its Directories business for approximately $110 million. In November, the Company announced an agreement to purchase Everest Broadband, Inc. in the Kansas City area. At the same time, the Company commenced negotiations to sell its Wireless business and announced a definitive agreement for such sale in January 2008. These large scale projects and initiatives required an intense amount of focus and commitment well beyond routine executive job performance.

        Because it is "short term," the short term incentive program recognizes that the Committee, if circumstances dictate, can and should redefine goals and objectives to accommodate rapidly changing markets and circumstances, in order to "redirect" and "refocus" executive effort and energy to meet the immediate and rapidly changing needs at hand. In 2007 the Committee made divestiture of non-core assets and reinvestment of proceeds a goal. The executive staff responded to this changed strategic directive, and achieved these short term goals. Accordingly, in compliance with the terms and policies of the short term program, the Committee recognized the achievement of goals and objectives and rewarded the executives for the accomplishment of these goals as well as for achieving some of the STI targets established at the beginning of the year.

        In 2007 the Committee analyzed the metrics used by our peer group to establish the Company's short term incentive goals, and evaluated the competitive circumstances confronting the Company to determine which objectives would most likely enhance and protect short term shareholder value. After considerable discussion and deliberation, the Committee selected the following objectives and assigned weightings based on the degree to which we believed each would contribute to or enhance shareholder value:

Performance Measure	Assigned Weighting

Adjusted Revenue Growth	30%

Adjusted EBITDA Growth	30%

Subscriber Growth & Satisfaction	20%

Individual Contributions	20%

        As noted above, the Committee retains the right to add to, alter, or adjust short term incentive targets and goals based on changed circumstances during the year. There were four major initiatives executed by the executive staff in 2007 that were not included in the performance targets or measures selected at the beginning of the year which the Committee believed deserved special recognition and award. These included (1) the sale of the Company's Directories business at one of the highest multiples reported in the market for many years, (2) implementation of a Total Rewards Program, which included freezing the defined benefit pension plan and restructuring substantially all compensation and benefits programs to better align them with increasing and/or preserving shareholder value, (3) exploring opportunities to sell the Company's underperforming Wireless business at an attractive price, and (4) identifying and negotiating for the acquisition of appropriate growth targets to reinvest the proceeds of sale of Directories and Wireless. We believe each of these initiatives, which were extremely well executed by the executive staff, contributed significantly to both short and long term value, and therefore took all these accomplishments into account in determining annual incentive compensation for the executive staff and for the CEO as discussed below, and as reflected in the Summary Compensation table.

        A number of unforeseen and extraneous factors inhibited the Company's ability to achieve all the STI performance measure targets in 2007. Although the Company did experience some revenue growth, that goal fell below target, in part because of the sale of the Directories business, which sale, as noted above, satisfied other goals. Although SureWest experienced some decline in customer satisfaction in 2007, that decline was not as severe or significant as reported for our competitors in the market. In fact, although our ratings declined slightly, the Company's performance improved relative to its competitors such that SureWest ranked number one in overall customer satisfaction in the region it serves.

        Similarly, the industry's loss of access lines was greater in 2007 than originally anticipated which impaired the Company's ability to meet its subscriber growth targets. Part of this phenomenon resulted from unexpected competitive predatory pricing practices, which, if matched by the Company, would have resulted in further erosion and deterioration of revenues and margin. Perhaps most significantly, the Company's targeted EBITDA growth was depressed in 2007 over what otherwise would have been obtained except for the announced and pending sale of its Wireless business, which, as noted above, satisfied other short term Company goals. Excluding the Wireless business, the EBITDA target would have been exceeded by 45%. Because the Committee, Board and executive management all believed that sale of the Wireless business was in the best short and long term interests of shareholders, the Committee believed that it was fair and appropriate to assess and evaluate satisfaction of the 2007 EBITDA target exclusive of that business.

        In reaching a decision regarding payment of STI bonuses for 2007, the Committee placed particular emphasis on the following areas of performance:

  •
  It took into account the executive performance regarding the four major strategic initiatives discussed above.

  •
  It considered the very aggressive budget against which all the bonus metrics were set.

  •
  It selected a payout that recognized the discontinued operations impact of the Wireless business and the fact that executives were challenged to run the business so as to maximize shareholder value, as reflected in the sale price, which effort adversely impacted other metrics but which was in the long-term best interests of the Company.

  •
  It recognized that the issue of Local Multipoint Distribution System ("LMDS") impairment, which was not created by the current executive team, was brought to an appropriate resolution by the current executive team, although it had a negative impact on the current financials.

        The Committee concluded that the executive officers did everything possible to deliver shareholder value notwithstanding significant regulatory changes, intense and added competition, widespread economic downturn, and rapid technological change—all of which presented significant performance difficulties and challenges.

        The STI bonus program is designed to recognize and reward results which enhance and preserve shareholder value including, but not limited to, preservation of recurring revenues, creation of new revenue streams, and development and deployment of additional products and services in a cost effective manner. The 2007 STI bonuses were awarded to each of the individual Named Executive

Officers based upon their respective contributions to these and other results. Some of these results are discussed below:

  •
  Mr. Oldham led the Company through a year of very intense organizational transformation. He consistently held each executive accountable for results relating to process improvements. He motivated his entire staff to reduce overhead costs, and importantly, led the Company in enterprise-wide efforts to focus on its core competencies of building and operating superior networks through which to deliver superior services.

  •
  Mr. Arcuri led the Company-wide efforts in identifying overhead allocations, and eliminating costs that did not support or advance the Company's strategic objectives. He accomplished this by redeploying key resources, reducing headcount and evaluating outsourcing opportunities for various non-core activities. He also increased emphasis on employee training and safety.

  •
  Mr. DeMuth creatively solved various problems and issues with vendors in designing, manufacturing and deploying the Company's new DVR product. He also increased the Company's efforts and focus on research and development into additional products and services to enhance revenue opportunities and improve margins.

  •
  Mr. Barber delivered outstanding results with respect to providing telecommunications infrastructure and consistently achieved deliveries ahead of schedule and below cost projections. This effort resulted in increased sales and accelerated the recognition of recurring revenues. He also led the largest part of the organization in building and maintaining highly reliable networks, which is the Company's core competency.

        After weighing and considering all the forgoing factors and circumstances, the Committee determined that the Named Executive Officers earned 63% of the 2007 STI opportunity and an additional 27% for achievement of the four significant strategic initiatives described above, as well as for their individual contributions to those and other efforts as described above, for a total STI payout of 90%.

  Long Term Incentive Compensation

        The third component of compensation which we believe is necessary to achieve our two main objectives is long term incentive compensation. Like annual incentive compensation, this element of compensation is also "at risk." In recognition of the fact that overall shareholder value is usually enhanced by sustained efforts over periods longer than a year, and that "long term shareholder value" requires such sustained efforts, we reward sustained long term good performance. Similarly, we believe that long term shareholder value is promoted by aligning and tying long term career goals directly to the Company's long term financial success. It takes years to develop effective executive leadership. Tying long term Company success to long term career success promotes and enhances retention of executive talent. It also permits and promotes mentoring of junior executive talent necessary for succession planning.

        The Company employs the same type of analyses described above to insure that it is paying at or near the 50th percentile of its peer group for this component of compensation. The benchmarking and comparative analyses described above disclosed that at risk pay (both short and long term) comprise an increasing percentage of total compensation opportunity, with long term pay comprising an even greater percentage of the total "at risk" component. In 2007, the LTI as a percentage of base pay at SureWest among the Named Executive Officers ranged from approximately 50% to 95% (for the CEO) and approximately 35% of base pay for the remaining officer group as a whole. In 2007, the Company paid the long term awards in accordance with the terms of the Equity Plan previously approved by shareholders, and in accordance with the retention and longevity requirements laid out in previous grants, as disclosed in the Summary Compensation Table.

  How We Decide on the Appropriate Mix of Compensation

        The Company believes that its overall compensation design and strategy best implements its overall objectives by paying base pay in an amount which assures executives of a reliable and fair amount of annual income, and "at risk" annual and long term incentives in such amounts as we believe will motivate these executives to achieve short term and long term objectives and performance, specifically designed to enhance, or in some instances, protect and preserve shareholder value. We establish the amounts and percentages which each component contributes to "overall compensation," also within market parameters, verified both internally and externally as discussed above, and also to insure that from an overall perspective, the Company is fairly paying, but not over paying, its executives. We believe the amount paid should be an overall total executive compensation "opportunity," approximating the 50th percentile of total compensation paid by companies in our peer group.

        The Company's overall compensation strategy is designed to put a significant amount of overall compensation at "short term risk" and "long term risk" in the sense that the latter award depends on good long term performance. In our view, the magnitude of the potential reward bears a direct relationship to the degree of energy, effort, dedication, loyalty and imagination an executive will devote to the Company and to the particular tasks or objectives at hand. In consultation with the outside expert compensation consultants retained by the Compensation Committee, the Company believes that, with the exceptions of the Chief Executive Officer and the Chief Operating Officer, putting one-half of total compensation at short term and long term risk strikes an appropriate balance. Because the CEO and COO have greater responsibility and control over the achievement of both short and long term goals, and contribute proportionally more to establishing the Company's overall vision, culture and ability to execute, we believe that a larger risk/reward ratio is appropriate and for these executives have set the risk at between 65% and 75% of the total compensation opportunity.

        Short and long term objectives are somewhat interdependent and equally important; however, because annual incentive compensation is based on performance factors tied to objectives deemed to be of immediate importance to shareholders, we believe it should be assigned greater weight, as reflected in the summary compensation tables.

  Compensation Depends on Continuous Good Performance, High Ethical Standards and Fair and Honest Financial Reporting

        Only a few years ago our industry was heavily regulated, and somewhat protected from competition. Our industry has changed considerably over the last few years and continues to change rapidly, going from a highly regulated to a mostly unregulated market, subject to intense and ever increasing competition. In order to respond to these relatively recent highly competitive forces and rapidly changing market conditions, the Company is required to constantly review and analyze its compensation strategies in order to maintain and attract the best talent available. To that end, we conduct internal annual reviews of our compensation strategies, and the Compensation Committee retains outside experts to insure that we remain competitive without overcompensating our executives. Our Chief Executive Officer, in conjunction with the Committee, conducts annual reviews of all our executives, including all our Named Executive Officers, to insure that they are performing at the high level expected of them, and that they maintain high standards of personal and professional conduct.

        The Committee conducts a similar review of the Chief Executive Officer. The compensation actually paid to our executives for any performance year, and the levels established for a later year, all depend on and require actual performance consistent with the efforts demanded of their positions, and maintenance of high levels of ethical conduct. Any violation of the Company's Code of Ethics or Conduct, which is readily available on the Company's web site at http://www.surw.com/ir/corpgov/Code_of_Ethics_Business_Conduct.php, subjects such executive to immediate termination without severance benefit, and any restatement of earnings in any financial report filed by the Company caused by any intentional or negligent act or omission of the Chief Executive Officer or Chief Financial

Officer (both of whom must certify such reports) results in immediate forfeiture and repayment of any incentive compensation earned or awarded in connection with any financial results reported in such restatement.

  Comparative Benchmarking

        As noted above, the Company conducts an annual survey and analysis of comparable companies with respect to virtually all elements and components of compensation and overall compensation strategy. The Committee also utilizes the services of a national consulting firm to advise and recommend compensation levels and strategies to insure that we remain competitive in our industry and especially with respect to our peer group. The information used in these analyses is obtained from professional surveys, industry literature, proxy reports and various other sources.

        Because of our rapidly changing industry and the increasingly competitive markets in which we operate, our peer group is also constantly changing. The specific companies within what we consider to be our peer group varies from year to year, but generally, we use as comparison companies, companies which operate in our industry and report revenues, net income and or market values that we and our expert consultants consider to be within a reasonable range of our own revenues, net income and market value. The specific levels of compensation for all the Named Executive Officers are, to a large extent, based on these annual analyses and surveys and established, as noted above, at levels which we believe are at or around the 50th percentile of our overall peer group. Following is a list of companies included in this year's analysis(1):

• • • • • • •

Alaska Communications
Systems Group, Inc.
Atlantic Tele-Network, Inc.
Cbeyond
Communications, Inc.
Commonwealth Telephone
Enterprises, Inc.
Consolidated
Communications
Holdings, Inc.
Covad Communications
Group, Inc.
	CT Communications, Inc.	• • • • • • •	D&E Communications Corporation Eschelon Telecommunications, Inc. Fairpoint Communications, Inc. Iowa Telecommunications Services, Inc. ITC DeltaCom, Inc. Knology, Inc. NeuStar, Inc.	• • • • • • •	North Pittsburg Systems, Inc. nTelos, Inc. PAETEC Corporation Shenandoah Telecommunications Company Talk America Holding, Inc. Trinsic, Inc. US Lec Corporation
(1)
Former Comparator Companies included: Dobson Communications, Time Warner Telecom, Richardson Electronics, Hickory Tech Corporation along with those listed above.

  Perquisites and Other Personal Benefits

        The Company provides very limited executive benefits beyond those provided to all employees and has no current plans to add any new perquisites to the executive program. In 2007 all officers received life insurance coverage above $50,000 paid by the Company, an automobile allowance, and for the President and CEO, reimbursement for club dues and related expenses for business entertainment. In April, the Compensation Committee approved a corporate club membership to be used by the Chief Operating Officer primarily for business purposes. Any personal use of this membership is monitored and reviewed by the Audit Committee. Also in 2007, the Company initiated an executive bi-annual physical requirement, paid by the Company through Sutter Health for four senior level officers. These will be administered next in 2009. The Committee believes that each of these is an appropriate benefit to be provided to senior management and is reflective of their value to the organization as well as typical of prudent corporate practice. Beginning in 2008, it is anticipated that the bi-annual physical program will be expanded to include all officers of the Company.

  Employment, Severance and Change in Control Agreements

        In December 2005, the Company entered into an employment agreement with Steven C. Oldham, President and Chief Executive Officer of the Company. The terms of that agreement were established based on information and data provided by an outside executive compensation consulting firm retained by the Company to insure market competitiveness. This agreement is described in the "Individual Employment Agreement" discussion below. In December 2007, the Board of Directors and Mr. Oldham agreed to rescind the employment agreement.

        In December 2007 and January 2008, the Board of Directors rescinded various change of control agreements with several executive officers, including the Named Executive Officers, and entered into new change in control agreements. In entering into these change in control agreements, which are described in greater detail in the "Change in Control" discussion below, the Board of Directors was advised by an outside consulting firm on executive compensation to insure that the benefits provided were competitive and were "at market." These agreements essentially provide the Named Executive Officers with certain benefits following a termination of employment in connection with a change in control of the Company, either as a result of an involuntary separation for reasons other than cause, death or disability, or as a result of a constructive termination resulting from a good faith determination of such executive following a change of control, that his or her duties and or compensation were materially reduced or diminished. These agreements are intended to motivate executive officers to remain with the Company, and to focus on maximizing shareholder value despite the uncertainty and dislocation caused by change in control events. Details of these agreements are addressed in the "Change in Control" discussion below.

  Tax Deductibility of Compensation

        The Committee is made aware of the potential tax implications and accounting ramifications of the potential performance awards and long-term incentive awards for Named Executive Officers. The Committee discussed during several meetings in 2007 the meaning and implications of the IRS regulation FAS123R, as well as 409A related to the determination of deferred compensation and when that circumstance is triggered.

  Compensation Committee Report

        The Compensation Committee of the Board of Directors of SureWest Communications (the "Committee") has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SureWest Communications' Proxy Statement and Form 10-K.

Compensation Committee,
John R. Roberts III Guy R. Gibson Timothy D. Taron

        This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Paid to Executive Officers

        The following table sets forth information for the year ended December 31, 2007 concerning the compensation for services in all capacities to the Company and its subsidiaries of the principal executive officer and principal financial officer, as well as the other three most highly compensated executive officers. These individuals are referred to throughout this Proxy Statement as the "Named Executive Officers."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Steven C. Oldham President and Chief Executive Officer	2007 2006	422,115 350,000	135,000 —	87,210 15,684	7,952 20,383	43,918 117,443	696,195 503,510

Philip A. Grybas Senior Vice President and Chief Financial Officer	2007 2006	249,995 242,500	— —	74,264 97,400	12,659 26,299	16,747 23,788	353,665 389,987

Fred A. Arcuri Senior Vice President and Chief Operating Officer	2007 2006	273,461 227,500	99,000 —	85,254 116,322	148,848 219,544	31,609 27,337	638,172 590,703

Bill M. DeMuth Senior Vice President and Chief Technology Officer	2007 2006	209,808 197,500	67,500 —	84,515 115,162	49,381 145,056	29,767 26,899	440,970 484,617

Scott K. Barber Vice President, Network Operations	2007 2006	209,038 180,000	67,500 —	60,712 78,313	29,975 48,176	26,786 21,982	394,011 328,471

(1)
Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2007 and 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2007 and 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised) 2004 Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards in 2003 through 2005 for which the Company continued to recognize expense in 2007. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(2)
Amounts shown are solely an estimate of the increases in actuarial present value of the Named Executive Officer's age 65 accrued benefits under the Company's Pension Plan for 2007 and 2006. Assumptions are further described under the Pension Benefits table below.

(3)
See All Other Compensation chart below for amounts, which include perquisites, dividend payments and equivalents, and Company match on employee contributions to the SureWest KSOP, the Company's 401(k) plan.

	Automobile Allowance(a)	Business Reimbursement(b)	Executive Physicals(c)	Gym Membership(d)	Dividend Payments and Equivalents(e)	SureWest KSOP Company Match(f)

Steven C. Oldham	$5,132	$5,400	$1,300	—	$18,586	$13,500

Philip A. Grybas	5,309	—	1,300	—	10,138	—

Fred A. Arcuri	5,979	—	1,300	—	10,830	13,500

Bill M. DeMuth	5,597	—	1,300	—	10,766	12,104

Scott K. Barber	6,030	—	—	378	7,836	12,542

(a)
Reflects the imputed value of the personal use of an automobile for which each officer receives a $600 per month allowance. The amounts reflect the portion of the $7,200 annual allowance that is attributed to personal use of the automobile. The difference between $7,200 and the reported amount is the attributed amount for business use of the automobile.

(b)
Steven C. Oldham receives a $450 per month allowance to defray club and related dues and expenses associated with business entertainment.

(c)
Amounts paid for bi-annual executive physical.

(d)
Amounts paid for gym membership during 2007.

(e)
Cash dividends and dividend equivalents paid during 2007 on restricted shares and unvested restricted stock units.

(f)
Amounts contributed as employer matching funds to the Company's defined contribution plan.

Equity Awards

  Grants of Plan Based Awards

        The following table sets forth information concerning grants of awards pursuant to a plan made to the Named Executive Officers during the year ended December 31, 2007. While permitted by its plans, the Company's grants in 2007 did not provide for payments based upon achievement of threshold, target and maximum goals.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Steven C. Oldham	12/11/2007	22,844	399,998

Fred A. Arcuri	12/7/2007	10,893	199,995

Bill M. DeMuth	12/7/2007	9,532	175,008

Scott K. Barber	12/7/2007	5,447	100,007

(1)
The amounts shown reflect restricted stock grants made to each of the Named Executive Officers on December 7, 2007 and December 11, 2007 under the Company's 2000 Equity Incentive Plan and constitute the long term compensation component of compensation described in Compensation Discussion and Analysis. The grants to Steven C. Oldham, in accordance with his Employment Agreement, consisted of restricted stock units, the vested portions of which are convertible into Company common stock upon the cessation of Mr. Oldham's service as an employee. The grants to the other Named Executive Officers consisted of restricted stock awards. The shares or units vest at a rate of 25% per year on each anniversary date of the grant, provided that the Named Executive Officer remains an employee of the Company. Cash dividends or dividend equivalents are paid on unvested shares of Company restricted stock or outstanding units. The grants are subject to accelerated vesting upon the death or disability of the recipient, or if there is a change in control of the Company.

(2)
This column shows the grant date FAS 123R value for the restricted stock or unit awards. The per share FAS 123R value on December 7, 2007 was $18.36 and $17.51 on December 11, 2007. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

  2000 Equity Incentive Plan

        The Board of Directors adopted the 2000 Equity Incentive Plan ("2000 Plan") in January 2000, and it was approved by the shareholders in May 2000. The purpose of the 2000 Plan includes attracting, motivating and retaining key personnel and promoting our success by linking the interests of employees and Directors to shareholder interests through increased share ownership. The 2000 Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, performance shares, options (which may constitute incentive stock options or non-statutory stock options) and stock appreciation rights.

  Share Reserve

        The Company initially reserved a total of 800,000 shares of our common stock for issuance pursuant to the 2000 Plan. In 2002, the 2000 Plan was amended to increase the shares reserved for issuance to 950,000 shares until December 31, 2002, and thereafter provides for annual additions equal to the lesser of (i) 1% of the total issued and outstanding shares as of each January 1, or (ii) the amount calculated using that formula as of May 1, 2002. As of December 31, 2007, options to purchase 362,039 shares of common stock were outstanding, and 144,924 shares associated with unvested restricted stock or restricted unit awards were outstanding, leaving 985,529 shares available for future grant under the 2000 Plan. No stock options have been granted since 2003.

  Administration

        The Compensation Committee of the Board of Directors administers the equity compensation plans, including the 2000 Plan. As contemplated under the 2000 Plan, the Compensation Committee consists of two or more "outside directors" (in fact, all three members are outside directors) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, so that awards intended to qualify as "performance based compensation," satisfy Internal Revenue Service requirements. The Compensation Committee selects the recipients of awards under the 2000 Plan, determines the type, number, vesting requirements and other features and conditions of the awards, interprets the 2000 Plan, and makes all other decisions relating to the operation of the 2000 Plan.

  Amendment or Termination

        The Board of Directors may, at any time and for any reason, amend or terminate the 2000 Plan. The termination of the 2000 Plan, or any amendment, does not affect any award previously granted.

  Stock Options

        Each grant of an option under the 2000 Plan is subject to agreement between the recipient and the Company. The agreement specifies the number of shares subject to option and also specifies the exercise price. The exercise price under an incentive stock option must be at least equal to the fair market value of Company common stock on the date of grant. The exercise price under a non-qualified stock option must not be less than 85% of the fair market value of a share on the date of grant. Each agreement specifies the date or event when all or any installment of the option is exercisable. The agreement also specifies the term of the option; however, the term of an incentive stock option may not exceed ten years from the date of grant. The agreement may also provide for accelerated exercisability in the event of the recipient's death, disability or retirement or other events and may provide for expiration prior to its term if the recipient's service is terminated.

  Stock Appreciation Rights

        The 2000 Plan permits the grant of stock appreciation rights to be evidenced by an agreement between the recipient and the Company. Any agreement would specify the number of shares to which the stock appreciation right pertains and the exercise price. Each agreement would specify the date when all or any installment of the stock appreciation right is to become exercisable. The agreement may also provide for accelerated exercisability in the event of the recipient's death, disability or retirement or other events and may provide for expiration prior to the end of its term if the recipient's service is terminated.

  Restricted Stock Awards

        Restricted stock may be granted under the 2000 Plan. Restricted stock awards are shares of Company common stock that vest in accordance with the terms and conditions established by the Compensation Committee. The Committee determines the number of shares of restricted stock granted to any recipient and imposes whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to forfeiture. The agreement may also provide for accelerated exercisability in the event of the recipient's death, disability or retirement or other events and may provide for expiration prior to the end of its term if the recipient's service is terminated.

  Restricted Stock Units

        Restricted stock units may be granted under the 2000 Plan. The Compensation Committee determines the terms and conditions of restricted stock unit awards including the vesting criteria and the form and timing of payment. Settlement of vested stock units may be made in cash or in shares of Company common stock, or in some combination. The agreement may also provide for accelerated exercisability in the event of the recipient's death, disability or retirement or other events and may provide for expiration prior to the end of its term if the recipient's service is terminated.

  Performance Shares

        Performance shares may be granted under the 2000 Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. The Compensation Committee must establish appropriate performance goals, designate a period for the measurement of the extent to which performance goals are attained, and assign a performance percentage to each level of attainment of performance goals during the performance period. Payment for performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the Compensation Committee.

  Protection Against Dilution

        The number and kind of awards available under the 2000 Plan and any outstanding awards under the 2000 Plan, as well as the exercise price of outstanding options, will be subject to adjustment by the Compensation Committee if there is a corporate event causing a capital adjustment affecting the number of outstanding shares of Company common stock.

        If the Company is party to a merger or other reorganization, outstanding awards under the 2000 Plan shall be subject to the agreement of merger or reorganization, which must provide for either the continuation of the outstanding awards, the assumption of the outstanding awards by a surviving corporation, the substitution by the surviving corporation of its own awards for the outstanding awards, full exercisability or vesting of the outstanding awards, or settlement of the full value of the outstanding awards in cash or cash equivalents.

  Change in Control Transactions

        The 2000 Plan permits the Compensation Committee to determine, in connection with the grant of awards under the 2000 Plan, for the acceleration of grants or the immediate vesting of various awards under our 2000 Plan in the event of a change in control of the Company.

  1999 Restricted Stock Bonus Plan

        The Board of Directors adopted the 1999 Restricted Stock Bonus Plan ("1999 Plan") in March 1999, and it was approved by shareholders in June 1999. The purpose of the 1999 Plan is to further the growth, success and interests of the Company and its shareholders by enabling employees who receive an Incentive Bonus to acquire shares of Company common stock.

  Share Reserve

        The Company reserved a total of 200,000 shares of our common stock for issuance pursuant to the 1999 Plan. As of December 31, 2007, 33,893 shares had been issued under the 1999 Plan, all of which have vested, leaving 166,107 shares available for future grant under the 1999 Plan. No grants have been made under the 1999 Plan since 2003.

  Administration

        The Compensation Committee of the Board of Directors administers the equity compensation plans, including the 1999 Plan. As contemplated under the 1999 Plan, the Compensation Committee consists of at least three Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or any successor to the rule. The Compensation Committee has the exclusive right to determine the number of Shares awarded to each participant under the 1999 Plan, determine the price or prices at which shares shall be awarded and all other conditions of an award, to prescribe the form of any agreements, to interpret the 1999 Plan and to make all other decisions relating to the operation of the 1999 Plan.

  Amendment or Termination

        The Board of Directors may, at any time or for any reason, amend or terminate the 1999 Plan. The termination of the 1999 Plan, or any amendment does not affect any award previously granted.

  Eligible Employee and Participation

        Any officer and key employee of the Company (and its subsidiaries) is eligible to participate in the 1999 Plan if he or she has been awarded an Incentive Bonus, which means an award to an officer made either under an incentive compensation program as adopted and operated by the Company or in accordance with the terms and conditions set forth in a separate agreement between the Company and a participant. The incentive compensation program in each agreement should contain the individual corporate and performance goals, restrictions, terms and conditions as the Compensation Committee requires.

  Restricted Shares

        The number of restricted shares that will be awarded to a participant under the 1999 Plan is determined by dividing a participant's incentive bonus by the adjusted purchase price of one share of our stock. The adjusted purchase price is determined by calculating the average closing price of one share for the ten trading day period ending on last day of the month preceding the date of the determination of the amount of the incentive bonus. The restricted shares acquired by a participant are held subject to restrictions, including a two year vesting period, subject to acceleration if there is a change in control of the Company, the 1999 Plan is terminated, or the retirement of the participant assuming attainment of age 55.

  Protection Against Dilution

        If the number of outstanding shares of Company common stock is changed by reason of share splits or combinations, recapitalizations or reorganizations, or share dividends, the number of shares which may be issued under the 1999 Plan may be appropriately adjusted as determined by the Compensation Committee to reflect the changes.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents the outstanding equity awards held by each of the Named Executive Officers as of the fiscal year ended December 31, 2007, including the value of the stock awards.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Steven C. Oldham	—	—	—	33,015	564,557

Philip A. Grybas	—	—	—	6,990	119,529

Fred A. Arcuri	10,000 10,000 4,500 15,000	37.63 50.50 40.00 39.25	12/11/2012 12/13/2011 12/5/2010 6/28/2010	18,071	309,014

Bill M. DeMuth	8,000 6,000 4,500 6,000 9,000	37.63 50.50 40.00 39.75 39.25	12/11/2012 12/13/2011 12/5/2010 9/27/2010 6/28/2010	16,710	285,741

Scott K. Barber	1,500 1,500 9,000	37.98 50.50 39.25	12/11/2012 12/13/2011 6/28/2010	10,776	184,270

(1)
The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date

12/11/2012	12/11/2005

12/13/2011	12/13/2004

12/5/2010	6/28/2004

9/27/2010	9/27/2004

6/28/2010	6/28/2004

(2)
The vesting dates of the restricted shares and restricted stock units for each of the Named Executive Officers are as described below. Mr. Oldham's figure consists of three grants, one of which was made to him as a Director of the Company, prior to his service as an officer. The vested units attributable to the Director's grant are convertible into shares of Company common stock upon his cessation of service as a Director of the Company. The vested units attributable to his grant as an employee are convertible into shares of Company common stock upon his cessation of service as an employee of the Company. The restricted stock units granted to Messrs. Arcuri, DeMuth and Barber are convertible into shares of Company common stock upon the earlier to occur of cessation of service as an employee (other than by retirement) or February 23, 2009. Unless there is a reference to units, the grants consist of restricted stock awards.

Steven C. Oldham
1,200	(a)	33 1/3% of the award on each June 14 of 2008 through 2010
8,971		33 1/3% of the units on each December 7 of 2008 through 2010
22,844		25% of the units on each December 11 of 2008 through 2011

33,015	(a)	Represents the unvested restricted stock granted to Steven C. Oldham as a member of the Board of Directors in 2004, prior to his service as an officer.
Philip A. Grybas
1,100		Vest on October 4 of 2008
2,152		50% on each December 8 of 2008 through 2009
3,738		33 1/3% on each December 7 of 2008 through 2010

6,990
Fred A. Arcuri
1,288		92 units on the 23rd day of each month through February 23, 2009
2,152		50% on each December 8 of 2008 through 2009
3,738		33 1/3% on each December 7 of 2008 through 2010
10,893		25% on each December 7 of 2008 through 2011

18,071
Bill M. DeMuth
1,288		92 units on the 23rd day of each month through February 23, 2009
2,152		50% on each December 8 of 2008 through 2009
3,738		33 1/3% on each December 7 of 2008 through 2010
9,532		25% on each December 7 of 2008 through 2011

16,710
Scott K. Barber
616		44 units on the 23rd day of each month through February 23, 2009
1,722		50% on each December 8 of 2008 through 2009
2,991		33 1/3% on each December 7 of 2008 through 2010
5,447		25% on each December 7 of 2008 through 2011

10,776
(3)
Reflects the value calculated based on the closing price of the Company's common stock on December 31, 2007 of $17.10 per share.

Options Exercised and Stock Vested

        The following table sets forth certain information regarding stock awards and units vested (including additional units attributable to dividend payment) during 2007 for the Named Executive Officers (no options were exercised in 2007).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Steven C. Oldham	—	—	3,632	66,701

Philip A. Grybas	—	—	3,423	71,086

Fred A. Arcuri	—	—	4,318	88,069

Bill M. DeMuth	—	—	4,254	86,895

Scott K. Barber	—	—	2,825	56,074

(1)
Amounts reflect the market value of the Company's Common Stock on the date the restricted stock or units vested. The vested units or shares relate to grants made between 2003 and 2007.

Pension Benefits

        The following table discloses the years of credited service of, present single sum value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executive Officers under our Pension Plan, which is described in more detail below:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)

Steven C. Oldham	Pension Plan	1.3	28,336	—

Philip A. Grybas	Pension Plan	2.5	63,638	—

Fred A. Arcuri(3)	Pension Plan	29.4	1,487,206	—

Bill M. DeMuth(3)	Pension Plan	30.9	1,439,474	—

Scott K. Barber	Pension Plan	12.7	255,891	—

(1)
The actuarial present value was determined in accordance with the assumptions outlined in the notes to the Company's consolidated financial statements included in our Annual Report filed on Form 10-K, filed with the SEC, including:

•
Discount rate used to value pension liability equaling 6%; and

•
Mortality Table equals RP2000 annuitant and non-annuitant for males and females with seven and fifteen year projections from January 1, 2008 using projection scale AA. Benefit commencement at age first eligible for unreduced benefits defined by the Pension Plan to be the earlier of normal retirement age (age 65) or the age when the sum of the participant's age and years of credited service equals 85.

(2)
As described below, all benefits under the Pension Plan were frozen as of April 1, 2007, so that a participant's (including the Named Executive Officers') years of credited service and final average compensation used to determine benefits will be frozen for purposes of calculating the benefit amount.

(3)
Mr. Arcuri and Mr. DeMuth are eligible for early retirement at December 31, 2007.

Pension Plan and SERP

        The Company has a qualified defined benefit pension plan in which certain employees have been eligible to participate substantially concurrently with the beginning of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. The only remaining participants in the SERP are now retired from the Company, and none of the Named Executive Officers participate in the SERP.

        Benefits under the plans are a function of a participant's years of service with the Company and the employee's average annual compensation (salary and bonus) during the period of the highest five consecutive years in the last ten years of credited service. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts. The benefits are not payable as a lump sum if the present value of the accrued benefit exceeds $50,000; they are generally paid as a monthly annuity for the life of the retiree (or his or her survivor). Benefit calculations are specifically based upon "points," with an employee's points equaling the sum of his or her age plus years of service. Employees who retire (i) at age 65, or (ii) with 85 or more points receive an unreduced benefit. Employees who reach age 55 and who have 5 years of service may elect early retirement with benefits reduced by 3% per point under 85 points, or 3% per year of age under age 65, whichever is less, with a maximum reduction of 30%.

        Effective January 1, 2004, the Company modified the Pension Plan to reduce the benefits payable to participants who began employment on or after January 1, 2004. More significantly, in February 2007 the Company announced a freeze of all benefits under the Pension Plan as of April 1, 2007, so that a participant's years of credited service and final average compensation used to determine the benefit under the Pension Plan were frozen for purposes of calculating the benefit amount. Participants will continue to receive credit for their age and years of service for vesting purposes and determining benefit payment amounts under full retirement or early retirement options. The freezing of benefits under the Pension Plan will not deprive any participant or beneficiary of any vested accrued benefits under the plans. The Named Executive Officers, other than Oldham and Grybas, are fully vested under the Pension Plan. Bill M. DeMuth is currently eligible for full retirement benefits under the Pension Plan.

  SureWest KSOP

        The Company also maintains a retirement plan available to all employees known as the SureWest KSOP, which consists of both an Employee Stock Ownership Plan (ESOP) and a cash or deferred feature under section 401(k) of the Internal Revenue Code. Employees may elect to contribute a portion of their salary to the SureWest KSOP, and the Company makes matching contributions up to 6% of the participant's base salary. Participants can choose among multiple investment alternatives, including one fund which invests primarily in Company Common Stock. The Summary Compensation Table above provides information about matching Company contributions in 2007 for the benefit of the Named Executive Officers.

Potential Payment on Termination or Change in Control

        The section below describes the payments that may be made to the Named Executive Officers upon employment termination, including without limitation resignation, severance, retirement or a constructive termination, or a change in control of the Company or the responsibilities of the Named Executive Officer.

Separation

        The Company generally provides separation pay and benefits to all of its employees whose employment is terminated by the Company. However, the Company does not offer a formal separation benefit to its Named Executive Officers.

        In addition to the payments and benefits described above, the Compensation Committee of the Board of Directors may authorize additional payments or consideration when it separates a Named Executive Officer. Although not obligated to do so, the Compensation Committee in the past has authorized additional amounts and some extension of medical benefits, including under circumstances in connection with the negotiation of a definitive termination agreement.

Individual Employment Agreements

  Oldham Employment Agreement

        As noted above in the discussion relating to Employment, Severance and Change in Control Agreements, the Board of Directors and Steven C. Oldham rescinded Mr. Oldham's 2005 employment agreement which was due to expire in 2008. The rescinded employment agreement provided that Mr. Oldham would be employed as President and Chief Executive Officer of the Company on an "at will" basis at a salary of $350,000, with an annual target bonus of $150,000, payable on attainment of performance objectives tied to shareholder value established by the Board of Directors at the beginning of each year. The Company also promised to nominate Mr. Oldham as a Director during the entire term of his employment with the Company.

        The rescinded agreement provided a long term incentive grant of restricted stock units having a value of $300,000, vesting at the rate of 25% per year. In the event of a termination without cause before expiration of the employment term, Mr. Oldham would receive one year of base pay and a pro-rata portion of the annual bonus for the year of termination. Mr. Oldham was also otherwise eligible for participation in all of the Company employment health, benefit and welfare plans (exclusive of pension as to which he is not eligible at all) on the same basis as all other Company employees. Mr. Oldham's compensation under this arrangement and for the entire calendar year 2007 is set forth in the Summary Compensation Table.

Change in Control

  Change in Control Agreements

        In December 2007 and January 2008 the Company and certain employees, including all the Named Executive Officers, rescinded their existing evergreen change in control agreements and entered into new change in control agreements which will expire in 2010 and 2011. In entering into these agreements the Board of Directors and the Compensation Committee were advised by a national executive compensation consulting firm to insure that the terms, conditions, and benefits provided in these agreements were customary and within market for agreements of this type. The Board of Directors and the Compensation Committee believe that it is in the best interest of shareholders for the Company to enter into such agreements in order to insure that executives are not distracted from focusing on and promoting shareholder interests as a result of the inevitable personal and financial concerns resulting from the potential loss of employment and dislocation in change in control situations.

        Benefits are paid only on the occurrence of a "qualifying termination" following a "change in control" of the Company, and upon execution of a full release of any and all potential liability of the

Company arising out of the executives' employment relationship with the Company, and or the termination of that relationship. A "change in control" of the Company generally means the acquisition of a majority of the Company's stock by a third party, a merger or consolidation in which SureWest is not the surviving entity, replacement of a majority of the Board of Directors or their recommended successors in a hostile proxy contest, or liquidation or sale of all or substantially all of the Company's assets. A "qualifying termination" generally means (1) an involuntary termination without cause within one year after a change in control, and not as a result of death or disability, or (2) a "constructive termination" within one year of a change in control resulting from an executive's good faith determination that he had "good reason" to resign as a result of (a) a material diminution of his or her duties and responsibilities, (b) a reduction in compensation not experienced by the executive group as a whole resulting from some financial or other circumstance effecting the Company as a whole, or (c) a significant geographical relocation, in each instance only after the Company's failure or refusal to rectify or "cure" the situation after a proper demand by the executive.

        If there is a "qualifying termination" following a change in control the executives would be entitled to two years base pay (three years for Mr. Oldham), and two times target annual bonus (three times for Mr. Oldham) and an acceleration or vesting of all outstanding unvested equity awards. In addition, the executives would be entitled to two years continuation of health, medical and life insurance benefits (three years for Mr. Oldham) or, earlier, if they become qualified for similar benefits with a new employer.

        If any of the forgoing compensation or rights would be subject to excise tax as an "excess parachute payment" under federal income tax rules, the amounts payable would be cut back to such amount as would avoid payment of any such tax, except in the case of Mr. Oldham, if the amounts necessary to cut back such benefits would exceed 10% of the amount otherwise payable, the Company has agreed to pay Mr. Oldham an additional amount to compensate for the incremental tax costs associated with such payments.

        The following table provides the value of benefits the Named Executive Officers would have received if a "qualifying termination" of their employment under these agreements had occurred on December 31, 2007. The value of restricted stock or restricted unit acceleration in the table is equal to the market price of shares of the Company's common stock on December 30, 2007, the last trading before the hypothetical qualifying termination.

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Health and Medical Benefits ($)	Excise Tax Gross-Up ($)	Total Benefits ($)

Steven C. Oldham	1,764,000	564,557	58,050	1,359,537	3,746,144

Philip A. Grybas	666,000	119,529	38,689	—	824,218

Fred A. Arcuri	800,000	309,014	19,078	—	1,128,092

Bill M. DeMuth	584,000	285,741	19,065	—	888,806

Scott K. Barber	570,000	184,270	27,119	—	781,389

Death or Disability

        The equity grant agreements with each of the Named Executive Officers provides for the accelerated vesting of the underlying equity awards upon their death or disability. The table below shows the value of the accelerated vesting as if the Named Executive Officers died or were disabled as of December 31, 2007, using the closing share price as of that date. None of the Named Executive Officers are entitled to any additional benefits from the Company upon death or disability.

Name	Accelerated Vesting of Equity Awards ($)

Steven C. Oldham	564,557

Philip A. Grybas	119,529

Fred A. Arcuri	309,014

Bill M. DeMuth	285,741

Scott K. Barber	184,270

Director Compensation

        The following table sets forth the compensation received by Kirk C. Doyle, the Chairman of the Board of Directors, and by each of the Company's non-employee Directors in their capacity as Directors. Steven C. Oldham, the President and Chief Executive Officer of the Company, is a member of the Board of Directors and receives no additional compensation for serving on the Board. His compensation is described in the Summary Compensation Table above. Kirk C. Doyle was an employee of the Company and received compensation as an employee as set forth in the tables below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Kirk C. Doyle	—	—	6,073	99,657	105,730

Guy R. Gibson	46,250	32,995	—	1,200	80,445

Robert D. Kittredge	55,833	40,277	—	1,462	97,572

John R. Roberts III	57,290	26,210	—	—	83,500

Timothy D. Taron	49,165	26,210	—	—	75,375

Roger J. Valine	38,750	33,068	—	1,091	72,909

(1)
Represents the proportionate amount of the total for value of stock awards recognized by the Company as an expense in 2007 for financial accounting purposes. The fair values of these awards and the amounts expressed in 2007 were expensed in accordance with FAS 123R. The awards for which an expense is shown in this table include an award of 1,000 restricted stock units granted to each non-employee Director on May 10, 2007. The grant date fair value of the 1,000 restricted stock units granted to each non-employee Director on May 10, 2007 was $26.21. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

  The aggregate number of restricted stock awards, unvested restricted stock units and unexercised stock options held by each Director above as of December 31, 2007 was as follows.

Director	Number of Restricted Stock Awards	Number of Restricted Stock Units	Number of Options

Kirk C. Doyle	—	—	10,000

Guy R. Gibson	800	—	—

Robert D. Kittredge	—	1,000	—

John R. Roberts III	—	—	11,250

Timothy D. Taron	—	—	10,000

Roger J. Valine	—	500	—

(2)
Amounts shown are solely an estimate of the increases in actuarial present value of Kirk C. Doyle's age 65 accrued benefits under the Company's Pension Plan for 2007. Assumptions are further described under the Pension Benefits table above.

(3)
See All Other Compensation chart below for amounts, which includes salary, dividend payments and equivalents, and Company match on employee contributions to the SureWest KSOP, the Company's 401(k) plan.

	Salary ($)	Dividend Payments and Equivalents ($)(a)	SureWest KSOP Company Match ($)

Kirk C. Doyle	94,016	—	5,641

Guy R. Gibson	—	1,200	—

Robert D. Kittredge	—	1,470	—

John R. Roberts III	—	—	—

Timothy D. Taron	—	—	—

Roger J. Valine	—	1,103	—

  (a)
  Cash dividends and dividend equivalents paid during 2007 on restricted shares and unvested restricted stock units.

  Summary of Fees and Grants

        All Directors, other than Kirk C. Doyle and Steven C. Oldham, were compensated by a fee of $1,250 per month and $1,250 for each Board meeting they attended in 2007 ($625 if participation was by telephone). Directors also received $625 for each Committee meeting they attended ($1,250 if the meeting was on a day different than a Directors' meeting, but $625 if participation was by telephone). Committee Chairmen also receive a fee of $5,000 annually, with the exception of the Audit Committee Chairman, for whom the annual retainer is $10,000. Beginning in 2008, the annual retainer for the Audit Committee Chairman was increased to $12,000 and the annual retainer for the Compensation Committee Chairman was increased to $8,000 due to the extra time and effort required to fulfill the roles. Mr. Oldham's compensation is discussed above in the Summary Compensation Table.

        The non-employee Directors of the Company are entitled to participate in the SureWest Communications 2000 Equity Incentive Plan (the "2000 Plan"). Pursuant to the 2000 Plan, prior to 2004, options to purchase 1,250 shares of Common Stock were automatically granted to each non-employee Director upon the conclusion of each regular annual meeting of the Company's shareholders. The Board of Directors in 2004 amended the 2000 Plan by eliminating the automatic option grant. Non-employee Directors are also eligible to receive other grants under the 2000 Plan. The Company in 2007 provided the continuing Board members with grants of 1,000 vested stock units, effective on the date of the Annual Meeting of Shareholders. Each vested stock unit is convertible into one share of Company common stock upon the recipient's cessation of service as a Director of the Company.

AUDIT MATTERS

Report of the Audit Committee of the Board of Directors

        The Audit Committee of the Board of Directors of the Company is responsible for oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. All of the members of the Audit Committee are independent (as defined in the listing standards of the National Association of Securities Dealers and applicable federal regulations). The Audit Committee is governed by a written charter approved by the Board of Directors which is posted on the Company's website at http://www.surw.com/ir/corpgov/acc.php.

        The Company's management has primary responsibility for preparing the financial statements and establishing the Company's financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing a report on management's assessment and the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibilities include oversight of these processes. As part of its responsibilities, the Audit Committee meets with the Company's Chief Financial Officer, Controller, and Internal Auditor, and the independent registered public accounting firm with and without management present, to discuss the adequacy and effectiveness of the Company's internal control and the quality of the financial reporting process.

The Audit Committee hereby reports as follows:

          1.     The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and considered management's view that the financial statements present fairly, in all material respects, the financial condition and results of operations of the Company.

          2.     The Audit Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 89 and No. 90, Audit Adjustments and Audit Committee Communications, respectively, and Rule 2-07 of Regulation S-X, Communications with Audit Committees.

          3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with the independent registered public accounting firm their independence.

          4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

          5.     The Audit Committee has established a policy of requiring its review and approval of all audit services and permitted non-audit services to be performed by the Company's independent registered public accounting firm. The policy permits the Audit Committee to delegate pre-approval authority to one or more Audit Committee members.

Audit Committee,
Robert D. Kittredge, Chairman John R. Roberts III Roger J. Valine

Independent Registered Public Accounting Firm

        Ernst & Young LLP, engaged by the Company since 1960, was selected by the Company to be its independent registered public accounting firm for 2007. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to questions and will have the opportunity to make a statement if such representative desires to do so.

        The following table sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

            (i)  Audit Fees in connection with the audit of the Company's annual financial statements and internal control over financial reporting; the review of financial statements in the Company's Quarterly Reports on Form 10-Q; SEC and other regulatory filings; and accounting consultations;

           (ii)  Audit Related Fees consisted principally of services related to business divestitures, due diligence services on business acquisitions, and other audit-related professional services;

          (iii)  Tax Fees for tax compliance and advice; and

          (iv)  All Other Fees consisted of professional and legal fees related to the Company's treasury investigation in 2006. For 2007, there were no other fees.

	2007	2006
Audit Fees	$1,827,000	$2,487,000
Audit-Related Fees	$812,500	$424,500
Tax Fees	$164,000	$235,000
All Other Fees	$—	$25,000

  Engagement of the Independent Registered Public Accounting Firm

        The Audit Committee is responsible for approving every engagement of the Company's independent registered public accounting firm to perform audit or non-audit services on behalf of the Company or its subsidiaries before the auditors are engaged to perform such services and all fees for such services described above were approved pursuant to such policy. The Audit Committee may delegate authority to its Chairman or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions made under delegation of authority are presented to the Audit Committee at its next scheduled meeting. None of the engagements of the Company's independent registered public accounting firm has made use of the de minimus exception to the requirement of pre-approval required by the SEC regulations.

VOTING MATTERS

Voting

        The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 p.m. on March 18, 2008, will be entitled to vote at the Annual Meeting. As of the close of business on February 29, 2008, there were 14,252,121 shares of the Company's Common Stock outstanding and eligible to vote.

        Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

        In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, or to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him, or to distribute them among several nominees. The seven candidates for election as Directors at the Annual Meeting of Shareholders receiving the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

Shareholders of Record and "Street Name" Holders

        Please note, if your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly, but instead must vote in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

SureWest KSOP Participants

        If you hold any shares in the SureWest KSOP, your completed proxy card or internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received by the date prescribed by the plan trustee in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in proportion to the actual proxy votes timely submitted by plan participants.

Voting Electronically via the Internet or by Telephone

        Shareholders whose shares are registered directly with American Stock Transfer & Trust Company ("AST") may vote either via the Internet or by calling AST. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If your shares are held in "street name" and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone by following the instructions provided to you.

Voting Changes

        If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting of Shareholders by sending written notice of revocation to the Secretary of the Company, submitting a new proxy by telephone, internet or paper ballot after the date of the revoked proxy, or attending the Annual Meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. Beneficial owners of shares may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspector of elections with your ballot when you vote at the meeting. If you are a participant in the SureWest KSOP, you may only submit a proxy vote as described above, and you may not vote your SureWest KSOP shares in person at the Annual Meeting.

Reduce Duplicate Mailings

        With your written consent, the Company is permitted to deliver a single copy of the Proxy Statement and Annual Report to shareholders sharing the same address. This process, called householding, allows for the reduction of the number of copies of these materials to be printed and mailed and helps us save costs.

        If you share the same last name and address with other Company shareholders and would like to start or stop householding for your account, you can call (916) 786-1831 or write to us at P.O. Box 969, Roseville, California 95661, Attn: Investor Relations, including your name, the name of your broker or other holder of record and your account numbers. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will again be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Electronic Access to Proxy Materials and Annual Reports

        This Proxy Statement and the Company's 2007 Annual Report to Shareholders are available on the Company's website at http://www.surw.com/ir/financials/annual_reports.php. Please note that the information on the website is not incorporated by reference in this Proxy Statement.

MATTERS TO BE VOTED ON

Election of Directors

        The Board of Directors proposes that the following nominees for Director, all of whom are currently serving and whose term expires at the 2008 annual meeting, be re-elected for a new term of one year and until their successors are duly elected and qualified.

        Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director.

        Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Name	Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Kirk C. Doyle	54	Chairman of the Board of Directors of the Company (since 2003); Secretary of the Company (from 2002 to 2003); Realtor (since 1982), Kirk Doyle Realty, Roseville, California.	2000
Steven C. Oldham	57	President and Chief Executive Officer of the Company (since January 1, 2006); Senior Advisor (from 2002 to 2005), The Brattle Group, San Francisco, California; Senior Vice President—Energy Services (from 2001 to 2002), Senior Vice President—Strategic Planning (from 1999 to 2001), Vice President—Treasurer (from 1994 to 1999), Sierra Pacific Resources, Reno, Nevada.	2004
John R. Roberts III	56	Executive Director (since 1999), The Natomas Basin Conservancy, Sacramento, California.	1993
Timothy D. Taron	57	Partner (since 1981), Hefner, Stark & Marois, LLP (Attorneys-at-Law), Sacramento, California.	2000
Guy R. Gibson	55	Partner (since 1981), Gibson & Gibson, Inc. (Attorneys-at-Law), Roseville, California.	2003
Roger J. Valine	59	Chief Executive Officer, Retired (from February 1, 2006 to July 1, 2006) and President and Chief Executive Officer (from 1992 to 2006), Vision Service Plan, Sacramento, California. Mr. Valine also serves as a director of DaVita Inc. and American Specialty Health, Inc.	2004
Robert D. Kittredge	61	Partner, Retired (service from 1969 to 2004), PricewaterhouseCoopers (Managing Partner of Sacramento, California office from 1989 to 2004).	2005

Ratification of Appointment of Independent Registered Public Accountants

        The Audit Committee of the Board appointed Ernst and Young LLP to be the Company's independent registered public accountants for the fiscal year December 31, 2008. Services provided to the Company and its subsidiaries by Ernst and Young LLP in 2007 are described under "Audit-Related Matters—Auditor Fees and Services," above.

        We are asking our shareholders to ratify the selection of Ernst and Young LLP as our independent registered public accountants for fiscal year 2008. Ratification is not required by our Articles of Incorporation, Bylaws or applicable law. The Board is submitting the selection of Ernst and Young LLP to our shareholders for ratification as a matter of good corporate practice.

        Representatives of Ernst and Young LLP will be present at the annual meeting to respond to questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

        The Board recommends that shareholders vote "FOR" ratification of the appointment of Ernst and Young LLP as the Company's independent registered public accountants for fiscal 2008.

        In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Cost of Solicitation

        The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

Other Matters

        As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

Submission of Shareholder Proposals

        Proposals of shareholders intended to be presented at the 2009 Annual Meeting must be received by the Company not later than January 9, 2009 to be considered for inclusion in the Company's next annual Proxy Statement.

By Order of the Board of Directors
Kirk C. Doyle Chairman of the Board

Roseville, California,
March 28, 2008

Directions To Annual Meeting

Blue Oaks Blvd.
To Reno
Hwy 65
Industrial Ave.
Rocklin
Pleasant Grove Blvd.
Sacramento
International
Airport
Highway 99
Foothills Blvd.
Washington Blvd.
Roseville
Hwy 65
Main Street
Base Line Rd.
Cirby
Riverside
Ave.
I-80
I-80
Sacramento
N
I-5
To L.A.

★ 8150 Industrial Ave.
Roseville, CA

PROXY

SUREWEST COMMUNICATIONS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Kirk C. Doyle, Steven C. Oldham, John R. Roberts III, Timothy D. Taron, Guy R. Gibson, Roger J. Valine and Robert D. Kittredge as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 13, 2008 or any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
SUREWEST COMMUNICATIONS
May 13, 2008

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.
                                                       - OR -
 TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
                                                       - OR -
 INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.
                                                       - OR -
IN PERSON—You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

The Board of Directors recommends a vote FOR Items 1 and Item 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	Kirk C. Doyle
		☐	Steven C. Oldham
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	John R. Roberts III
		☐	Timothy D. Taron
		☐	Guy R. Gibson
☐	FOR ALL EXCEPT (See instructions below)	☐	Roger J. Valine
		☐	Robert D. Kittredge

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst and Young LLP as the Company's independent registered public accountants for 2008.	☐	☐	☐
3.	Other Business

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TABLE OF CONTENTS
CORPORATE GOVERNANCE
BOARD OF DIRECTOR MATTERS
COMPENSATION MATTERS
AUDIT MATTERS
VOTING MATTERS
MATTERS TO BE VOTED ON